                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                       OTHER SPECIAL RIGHTS OF PREFERRED
                     STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF

                                       OF

                  6.25% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                        CROWN CASTLE INTERNATIONAL CORP.


                           _________________________

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                           _________________________

     Crown Castle International Corp., a Delaware corporation (the "Company") certifies that pursuant to the authority contained in its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company by unanimous written consent dated July 12, 2000 adopted the following resolution which resolution remains in full force and effect on the date hereof:

     RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of the 6.25% Cumulative Convertible Preferred Stock (the "Preferred Stock") having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

     (a) DESIGNATION. 8,050,000 shares of Preferred Stock are hereby designated by the Board of Directors of the Company. Each share of Preferred Stock will have a liquidation preference of $50.00 (the "Liquidation Preference").

     (b) CURRENCY. All shares of Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made
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in United States currency. All references herein to "$" or "dollars" refer to
United States currency.

     (c) RANKING. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to (i) each other class or series of capital stock of the Company, other than (A) the Common Stock of the Company and any other class or series of capital stock of the Company which by its terms ranks junior to the Preferred Stock, as to which the Preferred Stock shall rank prior and (B) any other class or series of capital stock of the Company which by its terms ranks on a parity with the Preferred Stock, as to which the Preferred Stock shall rank on a parity or (ii) other equity interests in the Company, in each case, including, without limitation, warrants, rights, calls or options exercisable for or convertible into such capital stock or equity interests, except as provided in the last sentence of this paragraph (c). All equity securities of the Company to which the Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, winding up, dissolution or otherwise), including the Common Stock of the Company, are collectively referred to herein as the "Junior Stock". All equity securities of the Company to which the Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, winding up, dissolution or otherwise) are collectively referred to herein as the "Parity Stock". All equity securities of the Company to which the Preferred Stock ranks junior (whether with respect to dividends or upon liquidation, winding up, dissolution or otherwise) are collectively referred to herein as the "Senior Stock". The respective definitions of Junior Stock, Parity Stock and Senior Stock shall also include any warrants, rights, calls or options exercisable for or convertible into any Junior Stock, Parity Stock or Senior Stock, as the case may be. The Preferred Stock shall, with respect to dividend rights and upon liquidation, winding up or dissolution, rank junior to the Company's 12 3/4% Series B Senior Exchangeable Preferred Stock due 2010, senior to the Company's Series A Participating Cumulative Preferred Stock, when issued and on a parity with the Company's Series A Cumulative Convertible Preferred Stock and, if and when issued, the Company's Series B Cumulative Convertible Preferred Stock.

     (d) DIVIDENDS. (i) The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, dividends on the shares of Preferred Stock, cumulative from the first date of issuance of any such shares (the "Initial Issuance Date"), at a rate per annum of 6.25% of the Liquidation Preference per share, payable in cash or common stock, subject to paragraph (l). Dividends on the shares of Preferred Stock shall be payable quarterly in equal amounts (subject to paragraph (d)(v) hereunder with respect to shorter periods, including the first such period with respect to newly issued shares of Preferred Stock) in arrears on February 15, May 15, August 15 and November 15 of each year, or if any such date is not a Business Day, on the next succeeding Business Day (each such date, a "Dividend Payment Date", and each such quarterly period, a "Dividend Period"), in preference to and in priority over dividends on any Junior Stock. Such dividends shall be paid to the holders of record of the shares of Preferred Stock as they appear on the applicable Record Date. As used herein, the term "Record Date" means, with respect to the dividends payable on February 15, May 15, August 15 and November 15 of each year, February 1, May 1, August 1 and November 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors of the Company. Dividends on the shares of Preferred Stock shall be fully cumulative and shall accrue (whether or not declared and whether or not there are funds of the Company legally available for the payment of dividends) from the Initial Issuance Date (or the last Dividend Payment Date for which dividends were paid, as the case may be) based on a 360-day year comprised of twelve 30-day months. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

     (ii) No dividend shall be declared or paid or set apart for payment or other distribution declared or made, whether in cash, obligations or shares of capital stock of the Company or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Company through a sinking fund or otherwise, unless all accrued and unpaid dividends through the most recent preceding Dividend Payment Date (whether or not such dividends have been declared and whether or not there are funds of the Company legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock have been or contemporaneously are declared and paid in full; provided, however, that, notwithstanding any provisions in this subparagraph (ii) to the contrary, the Company shall be entitled to (a) declare and pay dividends on shares of Junior Stock payable solely in shares of Junior Stock and on shares of Parity Stock payable solely in shares of Parity Stock or Junior Stock, or in each case by an increase in the liquidation preference of the Junior Stock or Parity Stock and (b) redeem, repurchase or otherwise acquire Junior Stock or Parity Stock in exchange for consideration consisting of Parity Stock or Junior Stock, in the case of Parity Stock, or of Junior Stock, in the case of Junior Stock. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be declared and paid either (A) pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accrued dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other or
(B) on another basis that is at least as favorable to the holders of the Preferred Stock entitled to receive such dividends.

     (iii) Any dividend payment made on the Preferred Stock shall first be credited against the dividends accrued with respect to the earliest Dividend Period for which dividends have not been paid.

     (iv) All dividends paid with respect to shares of Preferred Stock pursuant to this paragraph (d) shall be paid pro rata to the holders entitled thereto.

     (v) Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Preferred Stock for any period shorter or longer than three months shall be computed on the basis of the actual number of days elapsed (in a 30-day month) since the applicable Dividend Payment Date or from the Initial Issuance Date with respect to newly issued shares, as applicable, and based on a 360-day year of twelve 30-day months. No interest shall accrue or be payable in respect of unpaid dividends.

     (e) LIQUIDATION PREFERENCE. (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of shares of Preferred Stock shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the then effective Liquidation Preference per share of Preferred Stock held by such holder, plus all accumulated and unpaid dividends therein to the date of such liquidation, dissolution or winding up, before any distribution is made on any Junior Stock, including, without limitation, Common Stock of the Company. After payment in full of the an amount equal to then effective Liquidation Preference and all accumulated and unpaid dividends to which holders of shares of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

     (ii) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any entity or the consolidation, merger or amalgamation of any entity with or into the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the capital stock of the Company.

     (f) REDEMPTION AT MATURITY. (i) On August 15, 2012, the Company shall be obligated to redeem out of lawfully available funds all outstanding shares of Preferred Stock for cash, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, at an amount equal to 100.0% of the Liquidation Preference per share, plus accumulated and unpaid dividends to the date of redemption.

     (ii) When shares of Preferred Stock are to be redeemed pursuant to this paragraph (f), the notice of such redemption shall state: (A) the date fixed for redemption; (B) the number of shares of Preferred Stock to be redeemed; (C) the redemption price; (D) the place or places where such shares of Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such date fixed for redemption unless the Company shall default in the payment of the redemption price.

     Notice having been given as provided in the preceding paragraph, and if on or before the redemption date specified in such notice, an amount in cash sufficient to redeem in full on the redemption date and at the redemption price all shares of Preferred Stock called for redemption shall have been set apart and deposited in trust so as to be available for such purpose and only for such purpose, or shall have been paid to the holders thereof then effective as of the close of business on such redemption date, and unless there shall be a subsequent default in the payment of the redemption price, the shares of Preferred Stock so called for redemption shall cease to accrue dividends, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock of the Company, undesignated as to series, and all rights of the holders thereof, as such, as shareholders of the Company (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be redeemed by the Company.

     (g) VOTING RIGHTS. Except as required under Delaware law, the holders of shares of Preferred Stock shall not be entitled to any voting rights as shareholders of the Company except as follows:

     (i) The affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting with holders of shares of all other series of preferred stock affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by written consent in lieu of a meeting, shall be required to amend, repeal or change any provisions of this Certificate of Designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the Preferred Stock and any such securities affected in the same way; provided, however, that the creation, authorization or issuance of any other class or series of capital stock or the increase or decrease in the amount of authorized capital stock of any such class or series or of the Preferred Stock, shall not require the consent of the holders of the Preferred Stock and shall not be deemed to affect adversely, alter or change the powers, preferences and special rights of the shares of Preferred Stock. With respect to any matter on which the holders are entitled to vote as a separate class, each share of Preferred Stock shall be entitled to one vote.

     (ii) If at any time the equivalent of six quarterly dividends payable on the shares of Preferred Stock are accrued and unpaid (whether or not consecutive and whether or not declared), the holders of all outstanding shares of Preferred Stock and any Parity Stock or Senior Stock having similar voting rights then exercisable, voting separately as a single class without regard to series, shall be entitled to elect at the next annual meeting of the shareholders of the Company two directors to serve until all dividends accumulated and unpaid on any such voting shares have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of Preferred Stock shall be entitled to one vote.

     (h) OPTIONAL CONVERSION. (i) Each share of Preferred Stock shall be convertible at any time and from time to time at the option of the holder thereof into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio". The Conversion Ratio as of the Initial Issuance Date shall be 1.3559 and shall equal the ratio the numerator of which shall be the Liquidation Preference and the denominator of which shall be the Conversion Price. The Conversion Price shall be $36.875, subject to adjustment from time to time as provided in paragraph (j).

     (ii) Conversion of shares of Preferred Stock may be effected by any holder upon the surrender to the Company at the principal office of the Company or at the office of the transfer agent for the Preferred Stock (the "Transfer Agent"), as may be designated by the Board of Directors of the Company, of the certificate or certificates for such shares of Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this paragraph (h) and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all required transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (x) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder (or the holder's transferee) of shares of Preferred Stock being converted shall be entitled and (y) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and accrued and unpaid dividends with respect to the shares of Preferred Stock being converted, in each case in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

     (iii) If a holder of shares of Preferred Stock exercises conversion rights under paragraph (h)(i), upon delivery of the shares for conversion, such shares shall cease to accrue dividends pursuant to paragraph (d) as of the end of the day immediately preceding the date of such delivery, but such shares shall continue to be entitled to receive all accrued dividends which such holder is entitled to receive through the last preceding Dividend Payment Date unless such conversion follows a call for redemption by the Company in which case pro rata dividends shall also be payable through the date of such call. Any such accrued and unpaid dividends shall be payable by the Company as and when such dividends are paid to any remaining holders or, if none, on the date which would have been the next succeeding Dividend Payment Date had there been remaining holders or such later time at which the Company believes it has adequate available capital under applicable law to make such a payment. Notwithstanding the foregoing, shares of Preferred Stock surrendered for conversion (other than after notice of redemption has been given with respect to such shares) after the close of business on any record date for the payment of dividends declared and prior to the opening of business on the Dividend Payment Date relating thereto must be accompanied by a payment in cash or common stock (pursuant to the provisions of paragraph (l)) of an amount equal to the dividend declared in respect of such shares.

     (iv) In case any shares of Preferred Stock are to be redeemed pursuant to paragraph (f), such right of conversion shall cease and terminate, as to the shares of Preferred Stock to be redeemed, at the close of business on the Business Day immediately preceding the date fixed for redemption unless the Company shall default in the payment of the redemption price therefor, as provided herein.

     (v) In connection with the conversion of any shares of Preferred Stock, no fractions of shares of Common Stock shall be required to be issued, but in lieu thereof, the Company may pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Price. If more than one share of Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Preferred Stock so surrendered.

     (vi) The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

     (i) MANDATORY CONVERSION. (i) At any time on or after August 15, 2003, the Company may cause the Preferred Stock, in whole or from time to time in part, to be automatically converted into that number of shares of Common Stock per share of Preferred Stock equal to the Liquidation Preference per share of Preferred Stock divided by the then prevailing Conversion Price if the Current Market Value of the Common Stock equals or exceeds 120% of the then prevailing Conversion Price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such 30-day period, ending on the trading day prior to the issuance of the press release announcing the mandatory conversion referred to in paragraph (i)(ii).

     (ii) To exercise a mandatory conversion, the Company shall issue a press release announcing such mandatory conversion prior to the opening of business on the first trading day following any date on which the conditions described in paragraph (i)(i) are met. The Company shall give notice of the mandatory conversion by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock not more than four Business Days after the date of the press release announcing the Company's intention to convert the Preferred Stock. The conversion date will be a date selected by the Company, which date shall not be less than 30 nor more than 60 days after the date on which the Company issues such press release.

     (iii) In addition to any information required by applicable law or regulation, notice of mandatory conversion shall state, as appropriate, (a) the Preferred Stock conversion date, (b) the number of shares of Common Stock to be issued upon

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conversion of each share of Preferred Stock, (c) the number of shares of
Preferred Stock to be converted (and, if fewer than all of the shares of Preferred Stock are to be converted the number of shares of Preferred Stock to be converted from such holder), (d) the place(s) where the certificates representing shares of Preferred Stock are to be surrendered for delivery of certificates representing shares of Common Stock and (e) that dividends on the shares to be converted will cease to accumulate on such mandatory conversion date.

     (iv) The dividend payment with respect to a share of Preferred Stock called for mandatory conversion on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of shares of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

     (v) On and after the mandatory conversion date, dividends will cease to accrue on shares of Preferred Stock and all rights of holders of such shares will terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof.

     (vi) The Company may not authorize or make any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Preferred Stock for the complete Dividend Periods ended prior to the date of such conversion notice shall have been paid in cash or Common Stock. In the event of partial mandatory conversions of the Preferred Stock, the shares to be converted will be determined pro rata or by lot, as determined by the Company, provided that the Company may convert all shares held by holders of fewer than 100 shares of Preferred Stock (or by holders that would hold fewer than 100 shares of Preferred Stock following such conversion) prior to the Company's conversion of other shares of Preferred Stock.

     (j) CONVERSION PRICE ADJUSTMENTS. (i) The Conversion Price shall be subject to adjustment from time to time as follows:

     (A) Stock Splits and Combinations. In case the Company shall at any time or from time to time after the Initial Issuance Date (a) pay a dividend in shares of Common Stock to holders of Common Stock, (b) make a distribution in shares of Common Stock to holders of Common Stock, (c) subdivide or split the outstanding shares of Common Stock, (d) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (e) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such shares of Preferred Stock been surrendered for conversion immediately prior to the

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occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (A) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

     (B) Issuance of Rights or Warrants. In case the Company shall issue to all holders of Common Stock rights or warrants expiring within 45 days entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as defined below), the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such rights or warrants shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator of which is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of additional shares of Common Stock so offered for subscription or purchase. For purposes of this subparagraph (B), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of such securities and the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock. Such adjustment shall be made successively whenever any such event shall occur.

     (C) Distribution of Indebtedness, Securities or Assets. In case the Company shall distribute to all holders of Common Stock (whether by dividend or in a merger, amalgamation or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock, rights or warrants referred to in subparagraph (B) above or a dividend payable exclusively in cash and other than as a result of a Fundamental Change (as defined below)), the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the Current Market Price on such record date less the fair market value (as determined by the Board of Directors of the Company, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price. Such adjustment shall be made successively whenever any such event shall occur.

     In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company (a "Spin-Off"), the adjustment to the Conversion Price pursuant to this paragraph (C) shall occur at the earlier of (i) 20 trading days after the effective date of the Spin-Off and (ii) the initial public offering of securities pertaining to the subsidiary or other business unit to which the Spin-Off relates, if that initial public offering is effected simultaneously with such Spin-Off.

     (D) Fundamental Changes. In case any transaction or event (including, without limitation, any merger, consolidation, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding shares of Common Stock are converted into or exchanged for stock, other securities, cash or assets (each, a "Fundamental Change"), the holder of each share of Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change (if any remain outstanding after such Fundamental Change) shall have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior to such Fundamental Change.

     (ii) Anything in this paragraph (j) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this paragraph (j), the holder of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

     (iii) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Company in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth in this paragraph (j).

     (iv) In any case in which this paragraph (j) requires that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the conversion price in effect immediately prior to adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock.

     (v) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (j) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

     (vi) The Board of Directors of the Company shall have the power to resolve any ambiguity or correct any error in this paragraph (j), and its action in so doing shall be final and conclusive.

     (k) CHANGE IN CONTROL PUT RIGHT. (i) If a Change in Control occurs with respect to the Company, each holder of shares of Preferred Stock (if any shares of Preferred Stock remain outstanding thereafter) shall have the right to require the Company to purchase all or any part of such holder's shares of Preferred Stock at a purchase price in cash equal to 100% of the Liquidation Preference of such shares, plus all accumulated and unpaid dividends on such shares to the date of purchase. The Company shall have the option to pay for such shares of Preferred Stock in shares of Common Stock valued at 95% of the Average Market Value. Within 30 days following such Change in Control, the Company shall mail a notice to each holder of shares of Preferred Stock (if any remain outstanding thereafter) describing the transaction or transactions that constitute such Change in Control and offering to purchase such holder's shares of Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed.

     (ii) The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of Preferred Stock as a result of a Change in Control with respect to the Company. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this paragraph (k), the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this paragraph (k).

     (iii) On the date scheduled for payment of the shares of Preferred Stock tendered to the Company for repurchase as provided in this paragraph (k), the Company shall, to the extent lawful, (a) accept for payment all shares of Preferred Stock properly tendered, (b) deposit with the Transfer Agent an amount equal to the purchase price of the shares of Preferred Stock so tendered and (c) deliver or cause to be delivered to the Transfer Agent shares of Preferred Stock so accepted together with an officers' certificate stating the aggregate Liquidation Preference of the shares of Preferred Stock being purchased by the Company. The Transfer Agent shall promptly mail or deliver to each holder of shares of Preferred Stock so tendered the applicable payment for such shares of Preferred Stock, and the Transfer Agent shall promptly countersign and mail or deliver, or cause to be transferred by book-entry, to each holder new shares of Preferred Stock equal in Liquidation Preference to any unpurchased portion of the shares of Preferred Stock surrendered, if any. The Company shall publicly announce the results of its offer on or as soon as practicable after the payment date for the purchase of shares of Preferred Stock in connection with a Change in Control of the Company.

     (iv) The Company shall not be required to make an offer to purchase any shares of Preferred Stock upon the occurrence of a Change in Control of the Company if a third party makes that offer in the manner, at the times and otherwise in compliance with the requirements described in this paragraph (k) and purchases all shares of Preferred Stock validly tendered and not withdrawn.

     (v) The right of the holders of shares of Preferred Stock described in this paragraph (k) shall be subject to the obligation of the Company to:

          (a) repay its debt obligations in full under its corporate credit facility; and

          (b) offer to purchase and purchase all of its debt securities and outstanding shares of Senior Stock that have been tendered for purchase in connection with a Change in Control of the Company.

     In addition, the right of the holders of shares of Preferred Stock described in this paragraph (k) shall be subject to the repurchase or repayment of the Company's future indebtedness and Senior Stock, which the Company shall be required to repurchase or repay in connection with a Change in Control of the Company.

     When the Company shall have satisfied the obligations set forth above in this subparagraph (v) and, subject to the legal availability of funds for this purpose, the Company shall purchase all shares of Preferred Stock tendered for purchase by the Company upon a Change in Control of the Company pursuant to this paragraph (k).

     (l) METHOD OF PAYMENTS. (i) Subject to the restrictions set forth herein, the Company may generally make any payments due on the Preferred Stock:

          (a) in cash;

          (b) by delivery of Common Stock; or

          (c) through any combination of cash and Common Stock.

     (ii) If the Company elects to make any such payment, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 95% of the Average Market Value.

     (iii) The Company shall give the holders of the Preferred Stock notice as to whether each payment shall be made (a) in cash, (b) in shares of Common Stock, or (c) if such payment shall be made in a combination of cash and shares of Common Stock, the portion of such payment that shall be made in cash and the portion that shall be made in shares of Common Stock, in each case ten (10) trading days prior to (a) in the case of a payment of any dividend, the Record Date for such dividend, or (b) in the case of any other payment, the date of such payment.

     (iv) The Company shall make each dividend payment on the Preferred Stock in cash, except to the extent the Company shall have elected to make all or any portion of such payment in shares of Common Stock.

     (v) No fractional shares of Common Stock will be delivered to the holders of the Preferred Stock, but the Company shall instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of Common Stock. The amount of such cash adjustment shall be determined based on the proceeds received by the Transfer Agent from the sale of that number of shares of Common Stock which the Company shall deliver to the Transfer Agent for such purpose, equal to the aggregate of all such fractions (rounded up to the nearest whole share). The Transfer Agent is authorized and directed to sell such shares of Common Stock at the best available prices and distribute the proceeds to the holders of such shares of Preferred Stock in proportion to their respective interests therein. The Company shall pay the expenses of the Transfer Agent with respect to such sale, including brokerage commissions. Any portion of any such payment that is declared and not paid through the delivery of shares of Common Stock shall be paid in cash.

     (vi) Shares of Preferred Stock issued and reacquired shall, upon compliance with the applicable requirements of law, have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock be designated or redesignated and issued, as part of any series of Preferred Stock.

     (m) CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Average Market Value" of the Common Stock means the arithmetic average of the Current Market Value of the Common Stock for the five trading days ending on the second Business Day prior to (a) in the case of the payment of any dividend, the Record Date for such dividend and (b) in the case of any other payment, the date of such payment.

     "Business Day" means any day other than a Saturday, Sunday or a United States federal holiday.

     "Capital Stock" means: (1) in the case of a corporation, corporate stock;
(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Change in Control" means, with respect to the Company, the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the

Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); provided that transfers of Equity Interests in the Company between or among the beneficial owners of the Company's Equity Interests and/or Equity Interests in Crown Castle UK Holdings Limited, in each case as of June 26, 2000, shall not be deemed to cause a Change of Control under this clause so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of the Company than is at the time collectively beneficially owned by the Principals and their Related Parties; (iv) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors; or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where: (a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (b) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

     "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of such board of directors on August 3, 1999; (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or (3) is a designee of a Principal or was nominated by a Principal.

     "Current Market Price" means, with respect to any event set forth in paragraph (j) herein, as applicable, the average of the daily closing prices for the five consecutive trading days selected by the Board of Directors of the Company commencing not more than 20 trading days before, and ending not later than the date of such event and the date immediately preceding the record date fixed in connection with such event; provided that the Current Market Price of the Company's Common Stock in connection with a Spin-Off shall mean the average of the daily closing prices of the Company's Common Stock for the same five consecutive trading days in determining the Fair Market Value of the securities being distributed in such Spin-Off; provided further that if an initial public offering of the securities being distributed in any Spin-Off is to be effected simultaneously with such Spin-Off, the Current Market Price of the Company's Common Stock shall mean the closing price of the Company's Common Stock on the trading day on which the initial public offering price of such securities is determined.

     "Current Market Value" of the Common Stock means the average volume-weighted daily trading price of the Common Stock as reported on the Nasdaq National Market or such other SEC recognized national securities exchange or trading system which the Company may from time to time designate upon which the greatest number of shares of the Common Stock is then listed or traded, for the trading day in question.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Company is obligated to redeem the Preferred Stock as set forth in paragraph (f); provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change in Control or a sale of assets shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCIC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of paragraph (d).

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Fair Market Value" of the securities to be distributed to the holders of the Company's Common Stock in connection with a Spin-Off shall mean the average of the daily closing prices of such securities for the five consecutive trading days selected by the Company's Board of Directors beginning on the first day of trading of such securities after the effectiveness of such Spin-Off; provided, however, that if an initial public offering of the securities being distributed in any Spin-Off is to be effected simultaneously with such Spin-Off, the Fair Market Value of such securities shall mean the initial public offering price.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     "Principals" means Berkshire Fund III, Limited Partnership; Berkshire Fund IV, Limited Partnership; Berkshire Investors LLC; Berkshire Partners LLC; Centenial Fund IV, L.P.; Centenial Fund V, L.P.; Centenial Entrepreneurs Fund V, L.P.; Nassau Capital Partners II, L.P.; and NAS Partners I, L.L.C., and any Related Party of the foregoing.

     "Related Party" with respect to any Principal means: (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

     "Spin-Off" is defined in paragraph (j)(i)(C).

     "Subsidiary" means, with respect to any Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership: (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     (n) HEADINGS. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

     (o) NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this certificate) with postage prepaid, addressed: if to the Company, to its offices at 510 Bering Drive, Suite 500, Houston, Texas 77057,
Attention: General Counsel, or to an agent of the Corporation designated as permitted by this certificate, or, if to any holder of the Preferred Stock, to such holder at the address of such holder of the Preferred Stock as listed in the stock record books of the Company (which may include the records of any Transfer Agent for the Preferred Stock); or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by ________________, its _______________ and attested by
______________, its Secretary, this  ___  day of  _____________, 2000.


                             Crown Castle International Corp.


                             By:__________________________________
                             Name:
                             Title:


ATTEST:


By:_____________________________
Name:
Title: